  Exhibit 14.1

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

New Age Beverages Code of Ethics and Conduct

New Age Beverages Corporation is committed to conducting our business in accordance with applicable laws, rules, and regulations and the highest standards of business ethics. This Code of Business Ethics and Conduct reflects the business practices and principles of behavior that support this commitment. We expect every officer, director, and associate of the Company, its subsidiaries and affiliates to read and understand the Code of Ethics and abide by it in the performance of his/her business responsibilities. The Code of Ethics is designed to represent key guiding principles for the Company’s officers, directors, and associates and should not be understood to replace or eliminate any additional obligations set forth in applicable Company personnel policies or agreements.

This Code of Ethics does not cover every issue that may arise. If you have any questions about the proper course of conduct in any situation, you should seek assistance from your manager, the Company’s legal counsel or other Company resources.

To the extent that a law conflicts with a policy in this Code of Ethics you must comply with the law; however, if a local custom or policy conflicts with this Code of Ethics, you must comply with the Code of Ethics.

Each Company associate must abide by our Code of Ethics. Adherence to the Code of Ethics is a condition to employment and is not optional or a sometimes when convenient thing. Violators of the Code of Ethics or people that don’t live our values are subject to disciplinary action, up to and including termination of employment. Violations of the Code of Ethics by agents of the Company might also result in disciplinary action against those officers, directors or associates with responsibility and oversight of those agents. Violations of this Code of Ethics may also mean that you or the Company’s agents are breaking the law, subjecting you (and possibly the Company) to criminal or civil sanctions or penalties, including monetary fines and/or prison.

The Code

"Always choose the harder right versus the easier wrong.”

Every thing that we do as a firm and individual team members should be judged against this ideal. The NBEV Code of Conduct is one of the ways we put “Choosing the Harder Right” into practice. It’s built around the knowledge that everything we do in connection with our work at NBEV will be, and should be, measured against the highest possible standards of ethical business conduct. We set the bar that high for possible, because we want the best people in the world, and only want people and leaders of character. Our commitment to the highest standards helps us hire great people, build great products, and drive superior value for all our business partners. Trust, candor and mutual respect among associates are the foundation of our success, and they are something we need to earn and build on every day.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

Please follow Your Code both its spirit and letter, always bearing in mind that each of us has a personal responsibility to incorporate, and to encourage all fellow NBEV owners to incorporate, the principles of the Code into our work. And if you have a question or ever think that one of your fellow owners of the company as a whole may be falling short of our commitment, don’t be silent. We want -- and need -- to hear from you.

Who is the code for?

We expect all of our fellow owners and Board members to know and follow the Code. Failure to do so will result in disciplinary action, including termination of employment. In addition, although the Code is specifically written for our own associates and Board members, we expect all our partners, consultants and others who work with or provide services to NBEV to follow the Code in connection with their work with us. Failure of a supplier or business partner, consultant or other service provider to follow the Code will end in termination of their relationship with New Age.

What if I have a Code-related question or concern?

If you have a question or concern, don’t just sit there. You can contact your manager, or anyone in HR, or the CEO directly to report the concern. New Age prohibits retaliation against any worker at the Company who reports or participates in an investigation of a possible violation of our Code. If you believe you are being retaliated against, please contact the CEO personally or HR directly.

I. Serve our business partners

“Build value-based relationships, by providing the best brands with the best return for all”

Our business partners value New Age because we work hard to provide the best products, best brands, best value, and best service and return for them. They also value us because we hold ourselves to a higher standard in how we treat business partners and operate overall. Keeping the following principles in mind will maintain that high standard:
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Integrity  Our reputation as a company that can be trusted is our most valuable asset, and it is up to all of us to make sure that we continually earn that trust. All of our communications and other interactions with our business partners should increase their trust in us with every interaction.
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Responsiveness  Part of being useful and honest is being responsive: We live by the sunset rule (email/other response by sunset that day). We take pride in responding to communications from our business partners and consumers, whether questions, problems or compliments. If something is broken, fix it.
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Take Action  Any time you feel our business partners or consumers aren’t being put first—let someone in the company know about it. Continually improving our products and services takes all of us, and we’re proud that New Age puts consumers first.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

II. Respect Each Other

“Respect and be loyal to your partners, and do your share to make things happen”

We love a candid, open and challenging workplace, where associates have the opportunity to reach their fullest potential. Each New Ager is expected to do their best to create a respectful workplace culture that is free of harassment, intimidation, bias and unlawful discrimination of any kind. Please read the Associate Handbook that covers in greater detail how we should conduct ourselves at work.

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Positive Environment  New Age prohibits unlawful harassment in any form – verbal, physical or visual. If you believe you’ve been harassed by anyone at New Age, or by a New Age partner or vendor, you should immediately report the incident to your supervisor, Human Resources or both. Similarly, supervisors and managers who learn of any such incident should immediately report it to Human Resources. HR will promptly and thoroughly investigate any complaints and take appropriate action.

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Drugs and Alcohol  Our position on substance abuse is simple: It doesn't work with our values, or the health and safety of our associates, we don’t permit it, and we don’t care if they have any special get out of jail free card to go with it. Consumption of alcohol is not banned at our offices, but use good judgment and never drink in a way that leads to impaired performance or inappropriate behavior, endangers the safety of others or violates the law. Illegal drugs in our offices or at sponsored events are strictly prohibited. If a manager has reasonable suspicion to believe that an associate’s use of drugs and/or alcohol may adversely affect the associate’s job performance or the safety of the associate or others in the workplace, the manager may request an alcohol and/or drug screening. A reasonable suspicion may be based on observed symptoms such as the associate’s appearance, behavior or speech.

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Equal Opportunity Employment  Employment here is based solely upon individual abilities and qualifications. We don't care what color of skin they may have, the religion they subscribe to, their gender they identify with or anything. We love all God’s children, and cherish diversity in all forms. We abhor and strictly prohibit unlawful discrimination or harassment of any kind, including discrimination or harassment on the basis of race, color, religion, veteran status, national origin, ancestry, pregnancy status, sex, gender identity or expression, age, marital status, mental or physical disability, medical condition, sexual orientation or any other characteristics protected by law. We also make all reasonable accommodations to meet our obligations under laws protecting the rights of the disabled.

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Safe Workplace  We are committed to a violence-free work environment, and we will not tolerate any level of violence or the threat of violence in the workplace. Under no circumstances should anyone bring a weapon of any type to work. If you become aware of a violation of this policy, you should report it to Human Resources immediately. In case of potential violence, contact New Age Security.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

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Dog Policy We are dog (and kid) friendly.  New Age’s affection for our canine friends is a part of our “Live Family” corporate culture. We sort of accept cats and other animals/pets, but feel if they visit our offices they might get harassed and we don't accept harassment for any gender/mammal type, so we don't recommend it.

III. Avoid Conflicts of Interest

“Put the Company First…Think and Act like an Owner”

In working at New Age, we have an obligation to always do what’s best for the Company and our business partners. When you are in a situation in which competing loyalties could create a personal benefit for you, your friends or your family, you may be faced with a conflict of interest. All of us should avoid conflicts of interest and circumstances that reasonably present the appearance of a conflict. When faced with a potential conflict of interest, ask yourself:

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Would this activity create an incentive for me, or be perceived by others to create an incentive for me, to benefit my friends, my family or myself?
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Would this harm my reputation or potentially harm New Age?
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Would this activity embarrass New Age or me if it showed up on the net?

If the answer to any of these questions is “yes,” the relationship or situation is likely to create a conflict of interest, and you should avoid it. Below, we provide guidance in seven areas where conflicts of interest often arise:

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Inventions
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Personal investments
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Outside employment, advisory roles, board seats, and starting your own business
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Business opportunities found through work
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Friends and relatives; co-worker relationships
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Accepting gifts, entertainment and other business courtesies
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Use of New Age products and services

In each of these situations, the guidance is the same – if you are considering entering into a situation that creates a conflict of interest, just say no – and go back to our overriding principle, “Choose the harder right versus the easier wrong.” Just say no. If you are in a situation that may create a conflict of interest, or the appearance of a conflict of interest, review the situation with your manager.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

Inventions  All inventions developed while under New Age’s, subsidiary companies, or predecessor companies are the property of New Age. In addition, developing or helping to develop outside inventions that a) relate to New Age’s existing or reasonably anticipated products and services, b) relate to your position at New Age, or c) are developed using New Age corporate resources may create conflicts of interest. If you have any questions about potential conflicts or intellectual property ownership involving an outside invention or other intellectual property, please consult HR.

Personal Investments  Avoid making personal investments in companies that are New Age competitors or business partners when the investment might cause, or appear to cause, you to act in a way that could harm New Age.  When determining whether a personal investment creates a conflict of interest, consider the relationship between the business of the outside company, New Age’s business and what you do at New Age, including whether the company has a business relationship with New Age that you can influence and the extent to which the company competes with New Age. You should also consider 1) any overlap between your specific role at New Age and the company’s business, 2) the significance of the investment, including the size of the investment in relation to your net worth, 3) whether the investment is in a public or private company, 4) your ownership percentage of the company, and 5) the extent to which the investment gives you the ability to manage and control the company.

Outside Employment, Advisory Roles, Board Seats and Starting Your Own Business Avoid accepting employment, advisory positions or board seats with New Age competitors or business partners when your judgment could be, or could appear to be, influenced in a way that could harm New Age. Additionally, because board seats come with fiduciary obligations that can make them particularly tricky from a conflict of interest perspective, you should notify your manager before accepting a board seat with any outside company. New Age board members and associates who are VP and above should also notify the Governance and Compliance Committee of the Board. Finally, do not start your own business if it will compete with New Age.

Friends and Relatives; Co-Worker Relationships  Avoid participating in a potential or existing New Age business relationship involving your spouse, relatives, significant other, or close friends.  Notwithstanding, just because a relative, spouse/significant other or close friend works at New Age or becomes a New Age competitor or business partner doesn’t mean there is a conflict of interest. However, if you are also involved in that New Age business relationship, it can be very sensitive. The right thing to do in that situation is to discuss the relationship with your manager and the Board Compliance and Governance Committee.  Finally, romantic relationships between co-workers are fine, but can, depending on the work roles and respective positions of the co-workers involved, create an actual or apparent conflict of interest. If a romantic relationship does create an actual or apparent conflict, it may require changes to work arrangements or even the termination of employment of either or both individuals involved. Consult New Age’s Associate Handbook for additional guidance on this issue.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

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Accepting Gifts or Entertainment  Accepting gifts or entertainment from a New Age competitor or business partner can easily create the appearance of a conflict of interest, especially if the value of the item is significant (over $250.00).  Generally, acceptance of inexpensive “token” non-cash gifts is permissible (sporting or other consumer events on occasion). In addition, infrequent and moderate business meals and entertainment with clients and infrequent invitations to attend local sporting events and celebratory meals with clients can be appropriate aspects of many New Age business relationships, provided that they aren’t excessive and don’t create the appearance of impropriety. Before accepting any gift, please obtain manager approval.  Contact HR if you have any questions.

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Use of New Age Products or Stuff  Avoiding potential conflicts of interest also means that you should not use New Age products, buildings, services or information in a way that benefits you or creates the appearance that you have an unfair advantage or benefit. For example, you should never approve New Age accounts, services or credits for yourself, your friends, or family members. If you find yourself subject to a conflict of interest regarding a New Age product or service, discuss the situation with your manager.

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Reporting  Ethics & Compliance will periodically report to the New Age Board Governance and Compliance Committee all matters involving New Age officers – VPs and above –and will periodically report all matters involving New Age executive officers and Board members approved under this section.

IV. Preserve Confidentiality

“Loose tweets, sink fleets”

If someone does not have a need to know information, don't share it. Our responsibilities extend beyond not revealing confidential New Age material – we must also:

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Properly secure, label and dispose of confidential New Age material;
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Safeguard confidential information that New Age receives from under NDA’s; and
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Take steps to keep our trade secrets and other intellectual property trade secrets.

Confidential Information  New Age’s “confidential information” includes financial, product or other information. Make sure that confidential company material stays that way; don’t disclose it outside of New Age without authorization. At times, a particular project or negotiation may require you to disclose confidential information to another party: Disclosure of this information should be on a “need to know” basis and only under a non-disclosure agreement. If in doubt, put in place an NDA.  There may be “gray areas” in which you will need to apply your best judgment in making sure you don’t disclose any confidential information. If you’re in a gray area, run.  Don’t tell your significant other or family members anything confidential.

New Age Partners  Just as you are careful not to disclose confidential New Age information, it’s equally important not to disclose any confidential information from our partners. Don’t accept confidential information from other companies without first having all parties sign an appropriate NDA in place. Even after the agreement is signed, try only to accept as much information as you need to accomplish your business objectives.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

Competitors/Former Employers  We respect our competitors and want to compete with them honorably, but crush them and their will to continue to compete at the same time. But we don’t want their confidential information. The same goes for confidential information belonging to any New Ager’s former employers. If an opportunity arises to take advantage of a competitor’s or former employer’s confidential information, don’t do it. Should you happen to come into possession of a competitor’s confidential information, contact Legal or HR immediately.

Outside Communications and Research  You probably know that our policy is to be extremely careful about disclosing company information, and never to disclose any confidential information without authorization. It’s also a bad idea to post your opinions or information about New Age on the Internet, even if not confidential, unless you’re authorized to do so as part of your job. Your comments may be attributed to New Age, even though you didn’t mean it that way. And never discuss the company with the press and do not accept any public speaking engagement.

V. Protect New Age’s Assets

“It’s your business, treat it that way”

New Age is earning a well-deserved reputation for generosity with our associate stock benefits, performance bonus program and openness with confidential information shared within the company. Our ability to continue these practices depends on how well we conserve company resources and protect company assets and information.

Intellectual Property  New Age’s intellectual property rights (our trademarks, logos, copyrights, trade secrets, “know-how” and patents) are among our most valuable assets. Unauthorized use can lead to their loss or serious loss of value. Any use of New Age’s trademarks and logos must be cleared in advance by the Marketing team. Report any suspected misuse of trademarks, logos or other New Age intellectual property to Legal.  Likewise, respect the intellectual property rights of others. Inappropriate use of others’ intellectual property may expose New Age and you to criminal and civil fines and penalties. Please seek advice from Legal before you solicit, accept or use proprietary information from others or let others use or have access to New Age proprietary information. You should also check with Legal if developing a product that uses content not belonging to New Age. Failing to do so may lead to legal claims against New Age, as well as significant damage to the company’s reputation. Please seek guidance from Legal and/or HR on any intellectual property question.

Company Equipment  New Age gives us the tools and equipment we need to do our jobs effectively, but counts on us to be responsible and not wasteful with the New Age stuff we are given. Company funds, beverages or equipment and other physical assets are not to be requisitioned for purely personal use.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

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Networks/Passwords The New Age’s dropboxes and networks are critical aspects of our company’s property, both physical and intellectual. Be sure to follow all security policies. If you have any reason to believe that our network security has been violated – for example, you lose your laptop or smart phone or think that your network password may have been compromised – please promptly report the incident to your manager.

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Associate Data  We collect and store personal information from associates. Access this data only in line with local law and New Age internal policies, and keep it secure according to those standards.

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Security  If you’re not careful, unfortunately nefarious people may help themselves to your stuff. Guard it and be smart. Always secure your laptop, important equipment and your personal belongings, even while on New Age’s premises. Promptly report any suspicious activity to HR.

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Use of New Age’s Equipment and Facilities  Anything you do using New Age’s stuff (i.e. our computers, mobile devices, network, warehouse, etc.) might be disclosed to those outside the company. For example, New Age may be required by law to monitor, access and disclose the contents of corporate email, voicemail, computer files and other materials on our electronic facilities or on our premises. In addition, the company may monitor, access and disclose associate communications and other information on our corporate electronic facilities or on our premises at the Company’s full discretion, and typically for such purposes such as protecting associates and business partners, maintaining the security of resources and property, or investigating suspected associate misconduct.

VI. Ensure Financial Integrity and Responsibility

“Treat every penny, as if it is your own, and your last”

Financial integrity and fiscal responsibility are core aspects of professionalism. This implies more than just accurate reporting of our financials. The money we invest on behalf of New Age is not ours; it’s the company’s and, ultimately, our shareholders’. Each person at New Age as a fellow owner – not just those in Finance – has a role in making sure that money is appropriately spent, our financial records are complete and accurate and internal controls are being honored. This matters every time we hire a new vendor, expense something to New Age, sign a new business contract or enter into any deals on New Age’s behalf.

To make sure that we get this right, New Age maintains a system of externally audited internal controls to reinforce our compliance with legal, accounting, tax and other regulatory requirements in every location in which we operate. Stay in full compliance with our system of internal controls, and don’t hesitate to contact HR or Finance if you have any questions. What follows are some core concepts that lie at the foundation of financial integrity and fiscal responsibility here at New Age.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

Spending New Age’s Money  As a rule, don’t spend ours, spend others. A core New Age value has always been to spend money wisely, and to ensure there is a direct correlation to profitable revenue. 100% of costs drop to the bottom line versus 10% of sales, so every penny invested better be done wisely. When you submit an expense for reimbursement or spend money on New Age’s behalf, make sure that the cost is 100% in line with Corporate Expense Policy, reasonable, directly related to company business and supported by appropriate documentation. Always record the business purpose and always record the full names and titles of the people who attended as well as the reason for the dinner) and comply with other submission requirements. As mentioned, the best expense is someone else’s. If you’re uncertain about whether you should spend money or submit an expense for reimbursement, check with your manager. Managers (but frankly all of us as fellow owners) are responsible for all money spent and expenses incurred by their direct reports, return on those investments and should carefully review such spend and expenses before approving.

Signing a Contract  Each time you enter into a business transaction on New Age’s behalf, there should be documentation recording that agreement, approved by the Legal Department. Signing a contract on behalf of New Age is a very big deal. Never sign any contract on behalf of New Age unless all of the following are met:

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You are authorized to do so under our Signature Authority and Approval Policy. If you are unsure whether you are authorized, ask your manager;
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The contract has been approved by Legal. If you are using an approved New Age form contract, you don’t need further Legal approval unless you have made changes to the form contract or are using it for other than its intended purpose; and
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You have studied the contract, understood its terms and decided that entering into the contract is in New Age’s interest.

All contracts at New Age should be in writing and should contain all of the relevant terms to which the parties are agreeing – New Age does not permit “side agreements,” oral or written.

Recording Transactions  If your job involves the financial recording of our transactions, make sure that you’re fully familiar with all of the New Age policies that apply. Immediately report any transactions that you think are not being recorded correctly.

Reporting Financial or Accounting Irregularities You should never, ever interfere in any way with the auditing of New Age’s financial records. Similarly, you should never falsify any record or account, including time reports, expense accounts and any other New Age records. If you suspect or observe any of the conduct mentioned above or, for that matter, any irregularities relating to financial integrity or fiscal responsibility, no matter how small, immediately report them to the CEO or Board Governance Committee.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

Hiring Suppliers  As New Age grows, we enter into more and more deals with suppliers of equipment and services. We should always strive for the best possible deal for New Age, and gain at least 3 bids for every major expenditure over $1000.00. While price is very important, it isn’t the only factor worth considering (but most of the time it is). Quality, service, reliability and the terms and conditions of the proposed deal may also affect the final decision. Please do not hesitate to contact the Purchasing team if you have any questions regarding how to procure equipment or services.

Retaining Records  It’s important that we keep records for an appropriate length of time. The New Age Record Retention Policy suggests minimum record retention periods for certain types of records. These are great guidelines, but keep in mind that legal requirements, accounting rules and other external sources sometimes specify longer retention periods for certain types of records, and those control where applicable. In addition, if asked by Finance, Legal or HR to retain records relevant to a litigation, audit or investigation, do so until Legal tells you retention is no longer necessary.

VII. Obey the Law

“Embody integrity in all we do, be direct and honest and forthright. Never be content with the half-truth when the whole can won.”

New Age takes its responsibilities to comply with laws and regulations very seriously and each of us is expected to comply with applicable legal requirements and prohibitions. While it’s impossible for anyone to know all aspects of every applicable law, you should understand the major laws and regulations that apply to your work.

New Age is committed to competing honorably and with character, but with unrelenting aggressiveness.

Insider Trading Laws  There are specific windows when associates are allowed to trade in NBEV stock. Any use of nonpublic information to buy or sell stock, or to pass it along to others so that they may do so, could constitute insider trading. Insider trading not only violates this Code, it violates the law. Don’t do it and ensure that you are only trading during non-blackout windows. Choose the harder right.

NEW AGE BEVERAGES CORPORATION 1700 EAST 68TH AVENUE DENVER, COLORADO 80229 WWW.NEWAGEBEV.COM

Anti-Bribery Laws  Like all businesses, New Age is subject to lots of laws, both U.S. and non-U.S., that prohibit bribery in virtually every kind. The rule for us at New Age is simple – don’t bribe anybody, anytime, for any reason.   You should be careful when you give gifts and pay for meals (although we never want to do or pay for these things anyway), entertainment or other on behalf of New Age. We want to avoid the possibility that the gift, entertainment or other could be perceived as a bribe. Several laws around the world, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act, specifically prohibit offering or giving anything of value to government officials to influence official action or to secure an improper advantage. This not only includes traditional gifts, but also things like meals, travel, political or charitable contributions and job offers for government officials’ relatives.  The U.S. also has strict rules that severely limit the ability of a company or its associates to give gifts and business courtesies to a U.S. government official and also limit the official’s ability to accept such gifts.

VIII. Summary

“Be purpose driven…and change the world. We can all be proud of our Company and he difference we will make in the world.

It’s impossible to spell out every possible ethical scenario we might face that might not be explicit in the Code. Consequently, we must rely on the choosing the harder right principle, our values, and on one another’s good judgment to uphold a high standard of integrity for our Company and ourselves. We expect all New Agers to be guided by both the letter and the spirit of this Code. Sometimes, identifying the right thing to do isn’t an easy call, and sometimes it's a harder choice than an apparent easier or faster wrong. If you aren’t sure, don’t be afraid to ask And remember… choose the harder right versus, to keep the identity of New Age untarnished and unsullied, to rise above the common level of man, and to create our Company that we can all be proud of, own, and be part of as we work together to change the world by providing consumers healthier alternatives.